UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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LA-Z-BOY INCORPORATED

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
2007 PROXY STATEMENT OF LA-Z-BOY INCORPORATED
PROPOSAL NO. 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
Audit Committee Report
2007 DIRECTOR COMPENSATION TABLE
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHARE OWNERSHIP INFORMATION
Security Ownership of Known Over 5% Beneficial Owners (as of December 31, 2006 except as otherwise indicated)
Security Ownership of Current and Fiscal 2007 Executive Officers, Current Directors, and Nominees
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
2007 SUMMARY COMPENSATION TABLE
Option Exercises and Stock Vested in 2007
2007 Non-Qualified Deferred Compensation
Potential Payments Upon Termination or Change in Control
PROPOSAL NO. 2: TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fees
OTHER MATTERS

LA-Z-BOY INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Day:  Wednesday, August 15, 2007

Time:	11:00 a.m., Eastern Daylight Time

Place:	La-Z-Boy Incorporated Auditorium
1284 North Telegraph Road
Monroe, Michigan

Monroe, Michigan
July 5, 2007

To our shareholders:

We invite you to attend our 2007 annual meeting of shareholders at the time and place shown above. The purposes of the meeting are:

•	to elect three directors for three-year terms expiring in 2010;

•	to elect one director to serve the remainder of a three-year term expiring in 2008; and

•	to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2008.

We are mailing this notice and the accompanying proxy statement and proxy card to our shareholders on or about July 5, 2007. We also are enclosing a copy of our 2007 Annual Report, which contains financial statements for the fiscal year ended April 28, 2007. Only shareholders of record at the close of business on June 22, 2007 will be entitled to vote at the meeting.

Whether you plan to attend the meeting in person or not, please date, sign, and return the enclosed proxy card in the accompanying envelope. You may also vote by telephone or on the Internet (see the instructions attached to the proxy card). Even though you vote by one of these methods prior to the meeting, you may still vote your shares in person at the meeting, which will revoke your previous vote.

BY ORDER OF THE BOARD OF DIRECTORS

James P. Klarr, Secretary

July 5, 2007

2007 PROXY STATEMENT OF LA-Z-BOY INCORPORATED

General Information about Voting and the Annual Meeting

The 2007 Annual meeting of the shareholders of La-Z-Boy Incorporated will be held in the La-Z-Boy auditorium on August 15, 2007 beginning at 11:00 am (local time).This proxy statement is being furnished to the shareholders by the Company. La-Z-Boy’s board of directors is soliciting the proxy card enclosed.

Q:	What are the purposes of this annual meeting?

A:	At the annual meeting, shareholders will elect three directors for three-year terms expiring in 2010. The board nominated David K. Hehl, Rocque E. Lipford, and Jack L. Thompson for these seats. (See page 3). Shareholders will also elect one director to serve the remaining year of a three year term expiring in 2008. W. Alan McCollough is the board’s nominee for this seat. We are also asking shareholders to vote on ratifying our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2008. Other than routine or procedural matters, we do not expect any other business will be brought up at the meeting, but if any other business is properly brought up, the persons named in the enclosed proxy will have authority to vote on it as they see fit.

Q:	Who can vote?

A:	For each share of our common shares that you own at the close of business on the record date for the meeting, June 22, 2007, you can cast one vote for each director and one vote for each proposal voted on. Cumulative voting is not available.

Q:	How do I vote?

A:	Simply sign and date each proxy card that you receive and return it in the enclosed envelope. Proxies will be voted as you specify on each card. If you sign and return a proxy card without specifying how to vote, your shares will be voted FOR the election of the director nominees identified in this proxy statement, and FOR ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2008. Your shares also will be voted on any other business that comes before the meeting.

Q:	Can I vote by telephone or on the Internet?

A:	Yes. If you hold your shares in your own name, we encourage you to vote by telephone or on the Internet. The instructions are included on your proxy card. If you are a beneficial holder where your shares are held in “street name” through a broker, bank, or other nominee, they will contact you to request your voting instructions and should provide you with information on voting those shares by telephone or on the Internet.

Q:	Can I change my vote after I have voted?

A:	A later vote by any means will cancel any earlier vote. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should write our Secretary to request a new proxy card. The last vote we receive before the meeting will be the one counted. You also may change your vote by voting in person at the meeting.

Q:	What does it mean if I get more than one proxy card?

A:	It means that your shares are registered in more than one way. Sign and return all proxy cards or vote each group of shares by telephone or on the Internet to ensure that all your shares are voted.

Q:	Why did our household receive only one proxy statement and annual report this year?

A.	Where there are two or more shareholders sharing the same address and unless you withheld your consent to “householding,” or instructed us otherwise, we are only sending your household a single copy of our annual report and proxy statement. While “householding” saves us the expense of mailing duplicate documents to your home, and saves our natural resources, we hope this householding program provides you greater convenience.

However, we will promptly provide additional copies of our 2007 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162, or you may call us at 734-241-4301 to request additional copies. Copies of the annual report, proxy statement and other reports we file with the SEC are also available on our Web site at www.la-z-boy.com or through the SEC’s Web site at www.sec.gov.

You may revoke your consent to householding at any time by contacting ADP, either by calling toll-free 800-542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each shareholder at your address will then begin receiving individual copies of our disclosure documents.

Q:	What makes up a quorum?

A:	There were 51,745,046 common shares outstanding on the record date for the meeting, June 22, 2007. A majority of those shares present or represented by proxy at the meeting makes a quorum. A quorum is necessary to conduct the meeting.

Q:	How does the voting work?

A:	Directors will be elected by plurality vote, with separate balloting for the three positions with terms expiring in 2010 and for the one position expiring in 2008.

The nominees for terms expiring in 2010 receiving the highest through third highest numbers of votes will be elected, and the nominee for the term expiring in 2008 receiving the highest number of votes will be elected, regardless of the total number of votes cast or withheld. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. If you vote by telephone or on the Internet, follow the instructions attached to the proxy card. Each share is entitled to one vote for each director; cumulative voting is not permitted.

If the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm does not receive a majority of the shares actually voted in favor of the proposal, as a matter of good corporate practice, the Audit Committee will reconsider the selection. You may vote or abstain from voting on the proposal on your proxy card. If you vote by telephone or on the Internet, follow the instructions on the proxy card. Each share is entitled to one vote on the proposal.

Q:	Where is La-Z-Boy’s principal executive office?

A:	This year’s meeting will be held again at our principal executive office, 1284 North Telegraph Road, Monroe, Michigan 48162.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes, one consisting of four directors and two consisting of three directors each. Directors in each class serve for three-year, staggered terms. The terms of the three directors in one of the classes expire at this year’s annual meeting, so three directors will be elected to that class at the meeting. The three directors elected will serve until our annual meeting of shareholders in 2010.

In addition, as result of the retirement from the board of one of the directors, the board elected W. Alan McCollough to replace the retired director in the class with its term expiring in 2008. Pursuant to our bylaws, one director will be elected to that class at the meeting, to serve until our annual meeting of shareholders in 2008.

Under the applicable Michigan corporate law, directors will be elected at the meeting by a plurality of votes cast from among those persons duly nominated with separate balloting for the three positions with terms expiring in 2010 and for the one position expiring in 2008. Thus, the nominees for terms expiring in 2010 who receive the highest through third highest numbers of votes will be elected, and the nominee for the term expiring in 2008 receiving the highest number of votes will be elected, regardless of the number of votes that for any reason, including abstention, broker non-votes, or withholding of authority, are not cast for the election of those nominees.

Upon the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board has nominated the current directors whose seats are up for election. In the absence of other instruction, the persons named in the accompanying form of proxy will vote in favor of these nominees. If any nominee becomes unable or unwilling to serve, which we do not expect, the proxy holders will vote for a substitute nominee designated by the board.

Information about each nominee for election at the meeting and each director continuing in office is given below. Unless otherwise indicated, the principal occupation of each director or director nominee has been the same for at least five years. All of the nominees have consented to serve if elected.

Director Nominees for Terms Expiring in 2010

David K. Hehl, age 60	Director since 1977
• Member of the public accounting firm of Cooley Hehl Wohlgamuth & Carlton P.L.L.C.

Rocque E. Lipford, age 68	Director since 1979
• Salaried Senior Principal in the law firm of Miller, Canfield, Paddock and Stone, P.L.C.
• Director of MBT Financial Corp.

Jack L. Thompson, age 68	Director since 2001
• Chairman of the Board of The Plastics Group, Inc. since 2005 (manufacturer and designer of highly engineered plastic molded products). Director since 2001
• Chairman of Penda Corporation from 2004 until 2005 (manufacturer and marketer of truck bedliners and accessories). Previously President/Chief Executive Officer of Penda Corporation from 1997 until retirement in 2004

• Acting Chief Executive Officer, since September 2006, and Director of Union Corrugating Company (metal roofing products)
• Director of Ontario Drive and Gear, Ltd. (manufacturer of amphibious utility/all-terrain vehicles and precision gears)

Director Nominee for Term Expiring in 2008

W. Alan McCollough, age 57	Director since January 2007
• Former Chairman and Chief Executive Officer of Circuit City Stores, Inc. (retailer of consumer electronics, home office products, entertainment software, and related services) from 2000 to 2006
• Director of VF Corporation
• Director of Goodyear Tire and Rubber Company

Continuing Directors with Terms Expiring in 2008

Kurt L. Darrow, age 52	Director since 2003
• Our President and Chief Executive Officer since 2003
• Formerly, President of our La-Z-Boy Residential division (2001 — 2003)
• Trustee of Adrian College

James W. Johnston, age 68	Director since 1991
• Chairman of the Board of La-Z-Boy Incorporated since August 2006
• Private investor

H. George Levy, M.D., age 57	Director since 1997
• Otorhinolaryngologist
• Director of Michigan Trust Bank

Continuing Directors with Terms Expiring in 2009

John H. Foss, age 64	Director since 2001
• Retired Vice President, Treasurer and Chief Financial Officer of Tecumseh Products Company
• Director of United Bancorp, Inc.

Richard M. Gabrys, age 65	Director since 2006
• Dean, Wayne State University School of Business Administration, since 2006
• Vice Chairman of Deloitte & Touche LLP, a professional services firm providing audit and financial advisory services, from 1995 until retirement in 2004
• Director of Dana Corporation (automotive supplier)
• Director of CMS Energy Corp. (electric and gas utility)
• Director of TriMas Corporation (manufacturer of diverse products)
• Director of Massey Energy Co. (coal company)

Nido R. Qubein, age 58	Director since 2006
• President of High Point University since 2005
• Chairman of Great Harvest Bread Company since 2001
• Chairman of Business Life, Inc. (publishing) since 2001
• Director of BB&T Corporation (banking and financial services)

CORPORATE GOVERNANCE

Our Board of Directors oversees the management of the Company and strives to ensure that the interests of the board, management and shareholders are aligned. The board is led by an independent, non-employee chairman who is elected annually by the directors. We have adopted Corporate Governance Guidelines, which can be found on our Web site (www.la-z-boy.com/about/corpgovernance.aspx). We also provide at the same Web site our Code of Business Conduct and the charter of each of the Audit, Compensation, and Nominating and Corporate Governance Committees of the board.

Among other things, our Corporate Governance Guidelines provide for a limitation on the number of boards on which a director may serve, qualifications for directors, director orientation, continuing education, and a requirement that the board and each of its committees perform an annual self-evaluation. They also outline the standards for director independence.

The Code of Business Conduct applies to all directors, officers, and employees. Any waiver of the Code of Business Conduct for directors or executive officers may be made only by the Audit Committee, and any waivers or amendments will be disclosed promptly by posting on our Web site. Each of the committee charters and the Code of Business Conduct are also available by writing to our Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162.

Our directors met as a board nine times during our 2007 fiscal year. The Chairman and the Chief Executive Officer confer and agree on the agenda for each meeting and schedule at least four executive sessions (usually at the end of the regular board meeting) for the independent directors to meet without management present. The executive sessions are chaired by the Chairman of the Nominating and Corporate Governance Committee. Any non-employee director can request that an executive session be scheduled or place an item on the agenda. All of our directors attended at least 75% of the total of all board meetings and all meetings of committees on which they served during fiscal 2007. The directors are expected to attend the annual shareholders’ meeting and all the directors then in office and last year’s nominees attended the 2006 shareholders’ meeting.

Director Independence

Our directors annually review and determine the independence of each of our directors. The NYSE rules provide that no director can qualify as independent unless the board affirmatively determines that the director has no material relationship with the listed company. As a part of its evaluation, the board has adopted the following standards for determining whether or not a director has a material relationship with the Company:

•	No director who is an employee or a former employee of La-Z-Boy can be independent until three years after termination of employment.

•	No director who is, or in the past three years has been, affiliated with or employed by our present or former independent registered public accounting firm can be independent until three years after the end of the affiliation, employment, or auditing relationship.

•	No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which any of our executive officers serves on the compensation committee of another company that employs the director.

•	No director can be independent if he or she is receiving, or in the last three years has received, more than $100,000 during any 12-month period in direct compensation from La-Z-Boy, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•	The following categorical standards identify relationships that a director may have with us that will not be considered material:

If a director is an executive officer, director, or shareholder of another company that does business with us and the annual revenues derived from that business are less than 1% of either company’s total revenues.

If a director is an executive officer, director, or shareholder of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of each company; or if the director is an executive officer, director, or shareholder of a bank or other financial institution (or its holding company) that extends credit to us on normal commercial terms and the total amount of our indebtedness to the bank or other financial institution is less than 3% of our total consolidated assets.

If a director is an executive officer or director of another company in which we own common stock, and the amount of our common stock interest is less than 5% of the total shareholders’ equity of the other company.

If a director is a director, officer, or trustee of a charitable organization, our annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts, all of our contributions to the organization were approved through our normal approval process, and no contribution was made “on behalf of” any of our officers or directors; or if a director is a director of the La-Z-Boy Foundation.

If a director is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for us, payments made by us to the firm during a fiscal year do not exceed 1% of the firm’s gross revenues for the fiscal year, and the director’s relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from us.

Applying these standards, the board of directors has affirmatively determined that each of the following directors, comprising all of the non-management directors, meets the criteria for “independent” directors set forth in the listing standards of the NYSE and is an “independent” director under those standards: Messrs. Foss, Gabrys, Hehl, Johnston, Lipford, McCollough, Qubein and Thompson, and Dr. Levy. A majority of our directors must be and are, independent directors under the NYSE Listed Company rules. Mr. Lipford is a salaried senior principal in Miller, Canfield, Paddock and Stone, P.L.C., which provided us with legal services in 2007 and has done so for many years. The board determined that Mr. Lipford is independent under the last of the categorical standards listed above because of the nature of his relationship with Miller, Canfield and because Miller, Canfield advised us that the total amount we paid it during the past fiscal year was less than 0.5% of its gross revenues for that period.

Board Committees

In accordance with the independence standards of the NYSE rules and our corporate governance guidelines, only independent directors serve on each of the Audit, Compensation, Nominating and Corporate Governance committees. In addition, the Investment Performance Review Committee is currently comprised of independent directors. Each committee of the board, and the board itself, has the authority to engage independent consultants and advisors at our expense.

Audit Committee

Members: John H. Foss (Chairman), Richard M. Gabrys, and David K. Hehl.

The board of directors has determined that John Foss and Richard Gabrys are audit committee financial experts within the meaning of the SEC rules and that all three members are independent, as independence for audit committee members is defined in the NYSE’s listing standards. The Audit Committee’s function is to assist the Board in its oversight of the quality and integrity of the Company’s financial reporting and internal controls. The Audit Committee oversees the independent registered public accounting firm including their appointment, retention and compensation. To assure itself of the auditor’s independence, the Audit Committee annually requests from the outside auditor a written statement of relationships between the auditor and La-Z-Boy as provided in Independence Standards Board Standard No. 1. The Audit Committee discusses with the outside auditor any relationships disclosed and their impact on the auditor’s independence, and recommends that the board take appropriate action in response to the report. The Audit Committee does not provide any expert or special assurance about the financial statements or any professional certification of the outside auditor’s work. In addition, the Audit Committee discusses the quality and adequacy of internal controls with management and the outside auditor. For further discussion of the Audit Committee’s activities see the “Audit Committee Report” which follows.

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Audit Committee Report

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board. The Audit Committee monitors and oversees these processes by carrying out the responsibilities set forth in its charter, a copy of which is available on the Company’s Web site at www.la-z-boy.com. The Audit Committee members are not acting in the capacity of the Company’s professional accountants or auditors, and its functions are not intended to replace or duplicate the activities of management or the independent registered public accounting firm.

During fiscal 2007, the Audit Committee met seven times, and at all but one of its meetings, they met with the senior members of the Company’s financial management team and the independent registered public accounting firm. The Audit Committee met regularly in executive session. At certain of its meetings, the Audit Committee also met in private session with the Company’s independent registered public accounting firm, and it also met separately with the Company’s chief executive officer, chief financial officer and head of internal audit. At these separate private sessions the Audit Committee discussed, among other issues, financial management, evaluations of the Company’s internal control over financial reporting, and the Company’s accounting principles. The Audit Committee, in its oversight role, has reviewed and discussed the Company’s fiscal 2007 audited financial statements with management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed the firm’s independence with PricewaterhouseCoopers LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee

John H. Foss, Chairman
Richard M. Gabrys
David K. Hehl

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Compensation Committee and Compensation Subcommittee

Compensation Committee Members: Jack L. Thompson (Chairman), Richard M. Gabrys, Dr. H. George Levy, Rocque E. Lipford, W. Alan McCollough, and Nido R. Qubein.

Compensation Subcommittee Members: Jack L. Thompson (Chairman), Richard M. Gabrys, Dr. H. George Levy, W. Alan McCollough and Nido R. Qubein.

The Company’s executive compensation program is overseen by two committees of the Board: the Compensation Committee and the Compensation Subcommittee. These Committees are composed of non-employee directors (listed above) who are not eligible to participate in management compensation programs. The six member Compensation Committee is responsible for all aspects of the Company’s executive compensation program, except the equity-based compensation plans. The Compensation Subcommittee, a subset of five members of the Compensation Committee, is responsible for the Company’s equity-based compensation plans. By ensuring that officers, directors and employees are compensated in accordance with the Company’s philosophy, objectives and policies, the Committees support the Company’s mission to create value for shareholders through superior growth in profitability.

In performing their respective duties, the Committee and Subcommittee rely on the assistance of professionals including:

•	the company’s human resources personnel

•	independent outside compensation consultants

•	legal counsel

•	where appropriate, senior management.

The Committee and Subcommittee determine the compensation for the Chief Executive Officer, Chief Financial Officer, and the other executive officers named in the Summary Compensation Table (we refer to them collectively as “named executive officers”), and review the compensation program for other employees. The Compensation Committee determines all named executive officer compensation not assigned to the Subcommittee. The Committee also annually evaluates the performance of the Chief Executive Officer.

Specifically, the Compensation Committee has the following key responsibilities:

•	Approves the executive compensation philosophy

•	Oversees and monitors the Company’s executive compensation policies, plans and programs for the Chief Executive Officer and other executive officers to ensure consistency with the compensation philosophy

•	Annually reviews and approves the Chief Executive Officer’s corporate goals and objectives

•	Evaluates the Chief Executive Officer’s performance relative to these goals and determines the Chief Executive Officer’s compensation based upon this evaluation

•	Annually reviews and approves the compensation, including salary and incentive compensation, for the Company’s other named executive officers

•	Reviews the policies regarding tax deductibility of compensation paid to the Company’s named executive officers

•	Approves and administers incentive compensation plans, including stock-based plans (through the Subcommittee), applicable to named executive officers

•	Evaluates, reviews and approves any agreements, including change-in-control agreements with the Company’s named executive officers

•	Reviews and evaluates the compensation of the Board of Directors

A copy of the Compensation Committee Charter can be viewed on the Company’s Web site at www.la-z-boy.com and is available in print to any shareholder who requests a copy. Make your request to the Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, MI 48162.

The Chief Executive Officer, with the assistance of human resource personnel and other senior executives, provides input for the design of executive pay programs. The Chief Executive Officer recommends the pay levels of direct reports while the Committee sets the pay levels for the Chief Executive Officer. Management then implements the executive compensation program, as approved by the Committee. For information about the Company’s fiscal 2007 executive compensation program, see the Compensation Discussion and Analysis, beginning on page 14.

The Committee is assisted by its independent outside consultant, Towers Perrin, which is an international human resources consulting firm. When requested by the Committee, Towers Perrin conducts pay level benchmarking, provides input on program design and presents recommendations in the context of the Company’s executive compensation philosophy. Towers Perrin does not set pay; rather, it provides guidance and market information.

In performing its duties, the Committee also receives input from legal counsel.

The Committee regularly meets in executive sessions without members of management present and reports directly to the Board of Directors on its actions and recommendations following each meeting. The Compensation Committee met three times during the fiscal year ended April 28, 2007. The Committee’s report is below.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

Jack L. Thompson, Chairman
Richard M. Gabrys
Dr. H. George Levy
W. Alan McCollough
Nido R. Qubein
Rocque E. Lipford (not a member of the sub-committee)

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Nominating and Corporate Governance Committee

Members: Rocque E. Lipford (Chairman), Dr. H. George Levy, W. Alan McCollough and Nido R. Qubein

The Nominating and Corporate Governance Committee considers and makes recommendations on general corporate governance issues including the size, structure, and composition of the board and its committees, as well as the board’s practices, policies, and procedures. The Nominating and Corporate Governance Committee also identifies, evaluates, and recommends to the board candidates for its slate of director nominees for election by shareholders or appointment to fill vacancies on the board. In addition to considering prospective candidates identified by the committee’s own members or referred to it by other board members, management, or outside sources, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. For information on how to propose a candidate to the Nominating and Corporate Governance Committee and on the requirements for a shareholder’s own nomination of a director, see Next Annual Meeting — Director Nominations on page 31. The committee evaluates the proposed candidates based on their resumes and through references and personal interviews. The Nominating and Corporate Governance Committee met seven times during fiscal 2007.

Investment Performance Review Committee

Members: David K. Hehl (Chairman), John H. Foss and Jack L. Thompson

The Investment Performance Review Committee assists the Board of Directors in fulfilling its responsibility to oversee the investment of the assets of employee benefit plans and the La-Z-Boy Foundation. Pursuant to its charter, the Investment Performance Review Committee established and reviews the investment policy for each of the plans under its oversight. The Investment Performance Review Committee met five times in fiscal 2007.

Non-Employee Director Compensation

The annual pay package for directors is designed to attract and retain highly qualified professionals to represent our shareholders. Directors who also are employees of the Company receive no additional compensation for serving on the Board. For fiscal 2007, non-employee director compensation consisted of the following:

Cash Compensation

•	Annual cash retainer: $25,000

•	Additional non-executive Chairman of the Board annual cash retainer: $75,000

•	Additional annual cash retainers for Chairman of committees

°	Chairman of the Audit Committee: $8,000

°	Chairpersons of the Compensation, Nominating and Corporate Governance, and Investment Performance Review committees: $4,000

•	Attendance fee for each board meeting, board committee or subcommittee meeting attended, including telephonic attendance: $1,500

Equity Compensation

•	Initial election option grant: On first becoming a director, granted 5,000 common shares at 75% discount from the market price of the shares

•	Annual option grant: At each annual organizational meeting of the board while still a director, granted 2,000 common shares at 75% discount from the market price of the shares

•	Options may be exercised anytime within the 30 days after date of grant

•	Transfer of such shares is restricted while a director remains on the board

We also reimburse our directors for travel, lodging and related expenses they incur on company-related business, including Board and committee meetings.

The Compensation Committee periodically (generally every two years) reviews the compensation for non-employee directors. The Committee reviews market compensation practices among comparably sized companies provided by its independent executive compensation consultant, Towers Perrin. In addition to market practices, the Committee considers the Company’s performance and cost implications of making potential changes.

The amount of cash compensation varies based on committee membership, committee chairmanships and the date when the director joined the Board. Option awards, which reflect the accounting fair value at grant for the fiscal 2007 grants, are larger for those directors first joining the Board during the year.

The following table provides details regarding each of the non-employee directors’ compensation for fiscal 2007.

2007 DIRECTOR COMPENSATION TABLE

	Fees Earned or
	Paid in Cash	Option Awards
Name	($)(1)	($)(2)	Total ($)

John H. Foss	$62,189	$19,890	$82,079
Richard M. Gabrys(3)	$49,000	$79,965	$128,965
David K. Hehl	$67,445	$19,890	$87,335
James W. Johnston	$106,000	$19,890	$125,890
H. George Levy, M.D.	$53,500	$19,890	$73,390
Rocque E. Lipford	$56,333	$19,890	$76,223
W. Alan McCollough(3)	$10,361	$47,700	$58,061
Donald L. Mitchell(4)	$24,500	$19,890	$44,390
Nido R. Qubein(3)	$29,778	$49,725	$79,503
Jack L. Thompson	$55,500	$19,890	$75,390

(1)	Includes actual annual board retainer fee, committee chairman fees, and Board/meeting fees.

(2)	Reflects the difference between the values on the grant date and the exercise price of options granted. Messrs. Gabrys, McCollough and Qubein each received an initial award, on the respective date they joined the board, and Mr. Gabrys also received an annual award since he joined the board prior to the 2006 annual meeting. As of the end of the fiscal year, the directors did not have any option holdings.

(3)	Director joined the Board during FY2007. Mr. McCollough received $15,685 for consulting work prior to joining the board.

(4)	Director left the Board during FY2007.

Compensation Committee Interlocks and Insider Participation

Messrs. Levy, Lipford, and Thompson served throughout fiscal 2007 as members of the Compensation Committee and the Compensation Subcommittee (excluding Mr. Lipford). Messrs. Gabrys, McCollough and Qubein joined the Committees at various times during fiscal 2007. Mr. Hehl, prior to being named Chairman of the Investment Performance Review Committee, was the only other director, other than the current members, to serve on either the Compensation Committee or the Compensation Subcommittee at any time during fiscal 2007.

Communications with the Board

Interested parties wishing to communicate their comments, concerns or questions about La-Z-Boy to the Board of Directors, the Chairman or the non-employee directors may do so by U.S. mail addressed to the Board, the Chairman or the non-employee directors at:

Office of the Corporate Secretary
La-Z-Boy Incorporated
1284 North Telegraph Road
Monroe, Michigan 48162

The Corporate Secretary compiles the communications, summarizes lengthy or repetitive communications, and forwards them to the appropriate director or directors. He furnishes complete copies of such communications to the appropriate director or directors upon their request.

Independent Audit

The lead partner of our independent registered public accounting firm is rotated at least every five years.

Related Party Transactions

The Company’s Code of Business Conduct, which is available on the Company’s Web site, applies to all Company employees and directors and requires avoidance of any situation creating a potential conflict of interest with the Company. Where a potential conflict is unavoidable it must be disclosed to the Company President, Secretary or Chairman of the Audit Committee. Each year the directors and executive officers complete a questionnaire which requires disclosure of any transactions between the directors or executive officers, including their immediate family members, and the Company. The Audit Committee, which is responsible for reviewing and approving any related party transactions involving directors or executives, reviews any transactions identified from the questionnaires and takes appropriate action. The following transactions occurred prior to the establishment of these procedures.

Kevin Norton.  Kevin Norton, the son of Patrick Norton our former Chairman of the Board, is an independent sales representative for La-Z-Boy residential products under an agreement providing for the payment of commissions at various rates. The terms of his agreement, including the commission rates, are identical to those of our agreements with all of our approximately 95 other La-Z-Boy U.S. residential sales representatives.

England, Inc.  England, Inc. employs both the daughter and son-in-law of Rodney England as Vice President of Store Development and Vice President of Sales, respectively. Their combined salaries and bonuses for fiscal year 2007 totaled $295,923.

Kincaid Galleries Inc.  Kincaid Galleries Inc. was a retail furniture outlet owned by Rebecca Adderholdt and Kathy McAteer, both of whom are sisters of Steven Kincaid. During fiscal 2005, Kincaid Galleries, Inc. liquidated its inventories and went out of business. At that time, it owed us approximately $560,000 for inventory we had supplied in previous years, for which we established a reserve. We have determined the debt is unrecoverable and have written it off our books, and will no longer pursue payment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, some over 10% owners of our common shares, and some persons who formerly were directors, executive officers, or over 10% owners, to file reports of ownership and changes in ownership with the SEC and the NYSE and furnish us with a copy of each report filed. Based solely on our review of copies of the reports filed by some of those persons and written representations from others that no reports were required, we believe that during fiscal 2007 all Section 16(a) filing requirements were complied with in a timely fashion.

SHARE OWNERSHIP INFORMATION

The tables below provide information about beneficial owners of our common shares. Under applicable SEC rules, anyone that has or shares the right to vote any of our common shares or has or shares dispositive power over any of them is a “beneficial owner” of those shares. The settlor of a trust with a right to revoke the trust and regain the shares or a person who can acquire shares by exercising an option or a conversion right sometimes also is considered a beneficial owner under these rules. Consequently, more than one person can be considered the beneficial owner of the same common shares. Unless otherwise indicated below, each owner named in a table has sole voting and sole dispositive power over the shares reported for that person.

Security Ownership of Known Over 5% Beneficial Owners
(as of December 31, 2006 except as otherwise indicated)

	Number
Name and Address	of Shares	Percent of Class

FMR Corp. and related person	7,704,627	14.9
82 Devonshire Street Boston, MA 02109
Barclays Global Investors, NA and related companies	4,418,603	8.5
45 Fremont Street
San Francisco, CA 94105
Dimensional Fund Advisors, LP	4,239,955	8.2
1299 Ocean Avenue Santa Monica, CA 90401
Royce & Associates, LLC	4,105,700	7.9
1414 Avenue of the Americas New York, NY 10019
MLF Investments, LLC and related parties	3,618,218	7.0
455 N. Indian Rocks Road, Suite B Belleair Bluffs, FL 33770
First Trust Portfolios L.P. and related companies	2,992,542	5.8
1001 Warrenville Road Lisle, IL 60532

•	Information about FMR Corp. and Edward C. Johnson 3d, its Chairman and one of its stockholders, is based on an amended Schedule 13G they filed jointly after December 31, 2006, in which they reported that as of that date they had sole voting power over 120,400 shares and sole dispositive power over 7,704,627 shares through their control of Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. that acts as investment adviser to various investment companies that hold our shares. They reported that one of those investment companies, Fid Blue Chip Growth Fund, owned 4,574,100 shares, or 8.8% of the class.

•	Information about Barclays Global Investors, NA and related companies is based on a Schedule 13G they filed jointly after December 31, 2006, in which they reported that as of that date they had sole voting power over 4,267,479 common shares and sole dispositive power over 4,418,603 common shares. The other companies reported as beneficial owners of common shares were Barclays Global Fund Advisors and Barclays Global Investors, Ltd.

•	Information about Dimensional Fund Advisors LP is based on an amended Schedule 13G it filed after December 31, 2006, in which it reported that as of that date it had sole voting and dispositive power over 4,239,955 common shares. It also reported that it is an investment advisor, that it furnishes investment advice to four investment companies and serves as an investment manager over various trusts and accounts, and that the shares are owned by its clients, no one of which, to the knowledge of Dimension Fund Advisors LP, owns more than 5% of the class. Dimensional Fund Advisors LP disclaims beneficial ownership of all the shares.

•	Information about Royce & Associates, LLC is based on an amended Schedule 13G it filed after December 31, 2006, in which it reported that as of that date it had sole voting and dispositive power over 4,105,700 common shares.

•	Information about MLF Investments, LLC and related parties is based on an amended Schedule 13D they filed jointly on March 29, 2007, in which they reported shared voting and dispositive power over 3,618,218 common shares. They reported that MLF Offshore Portfolio Company, L.P. owned 3,618,218 shares and that those shares may be deemed beneficially owned by MLF Investments, LLC; MLF Cayman GP, Ltd.; MLF Capital Management, L.P.; MLF Holdings, LLC; and Matthew L. Feshback.

•	Information about First Trust Portfolios, L.P. and related companies is based on an amended Schedule 13G they filed jointly after December 31, 2006, in which they reported that as of that date they had shared voting and dispositive powers over 2,992,542 common shares. They reported that First Trust Portfolios, L.P. sponsors several unit investment trusts which own the common shares, and no unit investment trust owns more than 5% of our common shares. They also reported that First Trust Advisors, L.P., an affiliate, acts as portfolio supervisor. The Charger Corporation is the general partner of both.

Security Ownership of Current and Fiscal 2007
Executive Officers, Current Directors, and Nominees
(as of record date for annual meeting)

	Number	Percent
Name	of Shares	of Class

Kurt L. Darrow	313,496	*
Rodney D. England	251,473	*
John H. Foss	13,100	*
Richard M. Gabrys	7,000	*
David K. Hehl	34,772	*
James W. Johnston	1,444,454	2.8
Steven M. Kincaid	120,280	*
H. George Levy	17,000	*
Rocque E. Lipford	22,700	*
W. Alan McCollough	5,000	*
Patrick H. Norton	318,958	*
Nido R. Qubein	11,460	*
Louis M. Riccio, Jr.	34,263	*
David M. Risley	122,984	*
Otis S. Sawyer	42,491	*
Jack L. Thompson	13,400	*
All current directors and current executive officers as a group (14 persons)	2,330,889	4.5

*	less than 1%

•	For purposes of calculating the percentage ownership of the group in the table above, all shares subject to options held by any group member that currently are exercisable or that will become exercisable within 60 days of July 5, 2007 are treated as outstanding, but for purposes of calculating the percentage of ownership of any individual group member only the optioned shares held by that group member are treated as outstanding. The table includes the following numbers of optioned shares:

Mr. Darrow	158,525
Mr. England	61,550
Mr. Kincaid	61,550
Mr. Riccio	23,120
Mr. Sawyer	26,350
All current directors and current executive officers as a group	331,095

•	The table also includes the following numbers of shares owned by a named person’s wife or held in trust, beneficial ownership of which is disclaimed by him:

Mr. Hehl	13,272
Mr. Johnston	474,504
Mr. Lipford	2,400
Mr. England	13,172

•	Shares shown in the table for Mr. Lipford do not include 111,879 common shares held by the Edwin J. and Ruth M. Shoemaker Foundation. Mr. Lipford acts as one of the six members of the Board of Directors of the Foundation. He disclaims beneficial ownership with respect to these shares.

•	None of the shares shown in the table are pledged as security.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we summarize our compensation program for the Chief Executive Officer, Chief Financial Officer, and the other executive officers named in the Summary Compensation Table. (We refer to them collectively as “named executive officers.”) Because of two retirements during 2007, we refer to seven named executive officers this year instead of the usual five. This discussion and analysis of our executive compensation program explains our objectives and describes each pay element and the role it plays. You should review this section with the pay disclosure tables that begin with the Summary Compensation Table on page 22.

Program Administration

The Compensation Committee and Subcommittee of our Board of Directors oversee our executive compensation program. In the Corporate Governance — Compensation Committee section beginning on page 7, we discuss in detail the roles of these two bodies and the processes they follow. We refer to them here collectively as the “Committee.”

Each year, the Committee reviews and approves the overall design of our executive pay programs and all pay elements for the named executive officers. The Chief Executive Officer and senior executives, as appropriate, provide input on program design and information on the Company’s and the furniture industry’s performance. The Chief Executive Officer assists the Committee as it makes its decisions on pay for the named executive officers other than himself. The other named executive officers do not play a role in the determination of their own compensation.

Towers Perrin, an international human resources consulting firm, assists the Committee as an independent outside consultant. When the Committee requests, Towers Perrin conducts officer pay level benchmarking, provides input on pay program design, and presents recommendations consistent with the Company’s pay philosophy. Towers Perrin provided information about market practices that the Company considered in developing our executive pay program. In performing its duties, the Committee also receives input from legal counsel. Management is responsible for implementing the executive pay program that the Committee approves.

Objectives and Guiding Principles

We design our executive pay program to attract, motivate, and retain highly qualified people so we can create value for our shareholders through superior growth in profitability. We have designed the program to reflect the following principles:

•	We provide a competitive pay package.

•	We focus on paying based on performance, particularly through long-term equity-based incentives. If the Company performs at the level we target, the majority of the named executive officers’ pay comes through incentive plans that pay for performance.

•	We require that our executives own our stock over a sustained period to ensure that they have the perspective of long-term shareholders.

•	In designing and administering our pay programs, we take the costs of the programs into account.

•	We design our programs to be straightforward, and we consistently apply our pay policies.

Pay Philosophy

Our executive pay philosophy is that we want total pay, on average, to be at market median levels if the Company performs at target levels. If the Company performs better than target, our executives can earn substantially more, near or above the market 75th percentile. The following are among the key tenets of our philosophy:

•	Executives with higher levels of responsibility have more of their pay at risk.

•	The incentive awards that executives earn reflect performance.

°	Executives can earn more (or less) than the target level if performance is above (or below) targeted levels

°	No awards are earned if results are below specified minimum levels

•	We consider the costs when we make decisions on pay.

We compare our pay practices to comparably sized general industry companies based on published surveys. The pay surveys include several hundred companies with similar annual revenues. Because there are only a few furniture companies similar in size to La-Z-Boy, we do not use a specific peer group to analyze pay. Towers Perrin gathers market pay information for the named executive officer positions. We analyze information for each executive officer position for salaries and targeted annual and long-term incentives. Periodically, we review the market practices for our other pay elements.

Pay-Setting Process

We assign all executives to pay grades based on the duties and responsibilities of their positions and taking into account market data, our structure, and internal relationships. For each pay grade, we establish a salary range and the target annual and long-term incentive award opportunities. Typically, we make only minor changes in target pay year-to-year for a given pay grade.

When we set executive pay, we consider performance, market practices, costs, and our business and personnel needs. What we pay individual executives, and how that pay compares to market levels, varies based on the executives’ competencies, skills, experience, and performance. We also consider the relationship to what we pay others in the Company and the aggregate cost to the Company. Depending on how the Company performs, what we actually pay our executives may be more or less than what we established as target pay. We do not consider compensation we paid in previous years or amounts realizable from the compensation, such as gains from stock options or stock awards that we made previously.

Each year, the Committee reviews pay tally sheets for each of the named executive officers. The pay tally sheets show dollar amounts for each element of pay, total pay, and accumulated pay. In addition, the pay tally sheets include what we estimate we would pay if the executive voluntarily resigned or the Company experienced a change in control. The Company does not have a formal severance plan. We use the pay tally sheets as reference. We do not determine future pay based on prior compensation or accumulated pay.

Pay Elements

We believe that we can best achieve our objectives for our executive pay program through a package of several elements. Collectively, these pay elements allow us to attract and retain a highly qualified team. Only if the Company achieves specific results do the officers receive the majority of what they have the opportunity to earn. These pay elements are:

•	Base salary

•	Performance-based incentives, which together are over 50% of the named executive officers’ targeted annual pay

°	Short-term incentive award opportunities

°	Long-term, equity-based incentive award opportunities

•	Benefits, including Company-provided retirement benefits

We apply a consistent approach for all executive officers when we set total compensation. We describe below each compensation element and its primary role.

Base Salary

We pay a fixed base salary to recognize and reward an individual’s duties, competencies, experience, and performance. In addition, when we set pay for our executive team, we consider our structure, internal relationships and the total cost. Considering these factors, the named executive officers’ salaries are, on average, within competitive market practices. Executives are eligible for annual salary increases based on the following:

•	An evaluation of the individual’s performance

•	How the individual’s pay compares with the market median for similar positions at other companies

•	The Company’s overall salary budget guidelines. We set salary adjustment guidelines each year based on market conditions and to manage overall cost.

Executives are also eligible for salary adjustments if they are promoted or their job responsibilities change.

In fiscal 2007, we employed three of the named executive officers (Mr. Darrow, Mr. Kincaid, and Mr. England) in the same positions that they held in the previous year. At the beginning of fiscal 2007, we granted salary increases for those three executives. Mr. Riccio and Mr. Sawyer received promotional increases during the year.

Short-Term Incentive Awards

La-Z-Boy’s Management Incentive Plan (MIP) motivates and rewards executives for achieving critical annual financial and individual goals. The named executive officers participate in the MIP, as do other executives and management employees. In 2007, approximately 350 employees participated. If participants earn awards under the MIP, we pay them in cash shortly after the end of the plan year.

In 2007, 80% of each employee’s award opportunity was based on financial goals and 20% was based on individual performance goals established for the employee. We assess results for the financial and individual goals independently. For employees in corporate positions, we base the financial goals on the financial performance of the Company overall. For other employees, we base the financial goals on the financial performance of the subsidiaries or divisions applicable to them. At the start of the fiscal year, we establish financial goals and weightings. In 2007, we weighted the financial goals as follows:

•	Operating margin: 2/3 weighting

•	Sales: 1/3 weighting

We selected these financial measures as a direct reflection of our objective of creating value for our shareholders through superior growth in profitability. We set the target goals based on our operating plan for the year, and the targets represented a challenge for each of our business units. We set different individual performance goals for each officer, but they were aligned with specific strategic objectives that we believed would help drive superior growth in profitability. We believe that if we disclosed the specific financial targets associated with our short-term incentive plan, we would give our competitors insight into our operations and cost structure and harm La-Z-Boy in the marketplace. As a result, we are not disclosing our specific financial targets.

The actual incentive payouts that we make under the MIP vary based on our performance. Employees have the opportunity to earn awards up to 200% of their target awards.

The target performance goals are set to be challenging but achievable. Over the prior four years (fiscal years 2003 to 2006), payouts for overall Company financial performance have averaged about 57% of target.

Target awards are set as a percentage of base salary, and the percentages vary based on the job duties and pay grade. In fiscal 2007, the target award opportunities by pay grade were, on average, within market median practices. For 2007, we established the following target opportunities, as a percentage of base salary, for our named executive officers:

•	President & Chief Executive Officer: 90%

•	Other named officers: 50%

The award we actually paid following the end of the fiscal year reflected actual results compared to the performance targets.

When we establish the financial goals, we focus on continuing operations. The Committee reviews our results for sales and profit margin to ensure that they accurately reflect our business’s underlying growth in profitability. In 2007, the Committee assessed the results and, for purposes of determining whether the goals had been achieved, made adjustments to remove restructuring costs, gains and losses on sales of real estate, and other appropriate items. We did not meet the financial goals that applied to the overall Company. As a result, Messrs Darrow, Riccio, and Sawyer did not receive a payout for the financial goals. The subsidiaries for which Mr. England and Mr. Kincaid are responsible exceeded the minimum financial goals resulting in award payouts.

The Committee has discretion, in extraordinary circumstances, to modify incentive awards for financial goals, either up or down, for the named executive officers. The Committee did not apply this discretion in 2007 and historically has not applied such discretion.

The Committee also has discretion to modify, either up or down, the named executive officers’ awards for the 20% of their award opportunity that is based on their individual performance goals. The Committee may adjust this portion of the award up to 200% of target. The Company commonly makes similar adjustments for its other employees. After evaluating the achievements related to his individual goals, the Committee approved for Mr. Darrow an award for 2007 of 124% of his individual performance target. The Committee approved awards for the other named executives no greater than 110% of their individual performance target awards for accomplishment of their individual goals.

As a result of 2007 financial and individual performance, the officers received awards that averaged 38% of target. The “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 22 shows the actual 2007 awards for the named executive officers. The 2007 Grants of Plan-Based Awards table on page 23 shows the range of potential MIP awards.

Long-term, Equity-Based Incentive Awards

The 2004 Long-term Equity Award Plan motivates and rewards executives for creating shareholder value as reflected in the future market price of La-Z-Boy’s common stock. Under the Plan, the Subcommittee grants three types of stock-based awards: stock options, restricted shares, and performance-based stock awards. Performance-based stock awards give the recipients the opportunity to receive stock in the future if the Company performs at specified levels. All of these stock-based awards directly link the executives’ financial interests to those of our shareholders. Executives and other key employees are eligible to receive grants under this Plan, and about 120 employees participated in 2007.

Stock-based awards are a variable part of pay. The value the employees receive varies based on the price of La-Z-Boy’s common stock. In addition, for performance-based stock awards, shares are paid out only if the Company achieves specified financial goals.

We establish award levels for each eligible pay grade after considering market median practices and the total cost to the Company.

In early fiscal 2007 (August 2006), the Subcommittee granted executives awards under this Plan. The awards consisted of a mix of the three award types: performance-based stock awards, stock options, and restricted shares. We have used this same grant mix since fiscal 2005. We describe each award type below.

Performance-based stock awards

•	Granted to directly align awards to financial results and the value of La-Z-Boy’s common stock

•	Three-year performance period (fiscal 2007 to 2009)

•	Number of shares earned depends on performance based on four financial measures:

°	Employees do not earn anything unless a specified minimum level of cumulative diluted earnings per share (EPS) is achieved.

°	If the EPS goal is achieved, the number of shares employees earn is based on three measures:

—	Operating margin for the period: 50% weighting.

—	Sales growth (cumulative over the three years): 25% weighting. Our sales growth is compared to eight publicly traded furniture companies: Bassett Furniture, Chromcraft Revington, Inc., Ethan Allen Interiors, Flexsteel Industries, Furniture Brands International, Hooker Furniture Corp., Rowe Companies, and Stanley Furniture.

—	Accounts receivable and inventory as a percentage of sales: 25% weighting

°	We set the performance goals based on industry benchmarks and our long-range business plan.

•	Employees can earn awards up to 200% of the target opportunity.

•	We believe that if we disclosed the specific financial targets, we would give our competitors insight into our operations and cost structure and harm La-Z-Boy in the marketplace. As a result, we are not disclosing our specific financial targets.

•	Over the prior three years (three-year periods ended fiscal 2004 to 2006) we made no payouts. Based on the Company’s performance in fiscal 2007, the Company will have considerable difficulty achieving the financial goals required to pay any shares under the 2007 grants.

•	The Committee has discretion, in extraordinary circumstances, to grant more shares than the target amount. The Committee did not apply this discretion in 2007 and historically has not applied such discretion.

Non-qualified stock options

•	Granted to directly align awards to appreciation in La-Z-Boy’s common stock

•	Options vest 25% per year beginning one year after grant (fully vest after 4 years)

•	Term is five years, after which the options expire.

•	Exercise price is the closing price on date of grant.

•	The ultimate value of the options that employees will realize, if any, is not known until the options are exercised.

Restricted shares

Restricted shares are granted to help retain executives since employees cannot sell shares during the restriction period. At the end of that period, the restriction is removed and the employees are not limited in what they can do with the stock.

•	For senior executives, the restriction period is as follows:

o	Three years for 25% of the shares

o	Four years for 25% of the shares

o	Five years for 50% of the shares

•	For the other key employees, the restriction period is three years for all of the shares.

•	The Company pays dividends on the shares in cash during the restriction period.

We vary the weighting of the three award types based on employee level. Senior executives have more pay at risk because we make a larger portion of their grants in performance-based stock awards. The table below shows the weightings of the total award opportunity based on targeted performance:

Performance-
	Based Stock	Stock	Restricted
Employee Level	Awards	Options	Stock

Senior Management	50%	25%	25%
Other Key Management	33 1/3%	33 1/3%	33 1/3%

Our Chief Executive Officer has discretion during the year to approve limited grants of restricted stock to recruit executives and reward promoted employees. For the named executive officers, we did not make any grants of this kind in fiscal 2007.

We did not achieve our minimum EPS goal for the period of 2005 to 2007. As a result, we did not issue any performance-based shares based on the fiscal 2005 grants.

When the Subcommittee sets the type and amount of equity awards, it considers the accounting and tax impact. We determine the accounting cost of the stock-based awards as of the date of grant and generally accrue the expense over the vesting period. The ultimate expense for performance-based stock awards is based on the number of shares earned.

We designed our stock options and performance-based stock awards to be tax deductible by the Company. When executives exercise options or receive performance-based shares, they are taxed at ordinary income rates (subject to withholding). At that time, the Company receives a tax deduction. Restricted stock awards may not be deductible by the Company for federal income tax purposes. For more discussion of the tax treatment, see Deductibility of Compensation on page 20.

The 2007 Grants of Plan-Based Awards table on page 23 shows the fair value of the fiscal 2007 stock-based grants as of the grant date.

Grant timing

In June 2006, the Subcommittee approved all fiscal 2007 equity-based awards for the named executive officers. At the same meeting, the Subcommittee approved the grant guidelines and potential total grants for all employee levels. In fiscal 2007 and the prior three years, regular annual stock-based awards were granted on the day of the annual shareholders’ meeting. In fiscal year 2008 and future years, the Subcommittee plans to consistently grant annual equity-based awards on the second Wednesday in July. Our Chief Executive Officer has discretion during the year to approve limited grants of restricted stock to recruit executives and reward promoted employees.

Other Executive Compensation Programs

Stock Ownership Guidelines

In June 2005, we set minimum stock ownership guidelines for about 30 senior executives, including all of the named executive officers. The levels vary from 8,200 to 144,000 shares, depending on the executives’ responsibilities. We set the ownership levels to represent about one year’s salary for the lowest level and four times annual salary for our Chief Executive Officer. Once an executive becomes subject to the guideline, the executive has five years to meet it.

In determining the amount of stock an executive owns for purposes of complying with the guideline, we include shares owned directly, shares held in a family trust or qualified retirement program, and service-based restricted stock. The Committee annually monitors compliance with the guidelines. As of April 30, 2007, three named executive officers were already in compliance with their guidelines. Two officers new to their positions during 2007 (Mr. Riccio and Mr. Sawyer) are not currently in compliance, but each has five years to reach the required ownership level.

Retirement Benefits

The named executive officers are eligible to participate in the same retirement benefit programs we offer to salaried employees at the corporate level. Our current programs include a 401(k) plan with company-provided match and profit sharing with contributions based on annual profitability.

Deferred Compensation Plan

The 2005 Executive Deferred Compensation Plan allows executives to defer the receipt of earned pay. Participants may elect prior to the start of the year to defer up to 100% of their salary and MIP award for the year.

In addition, we contribute to this Plan any Company 401(k) match and profit sharing contributions that cannot be credited to the executives’ accounts due to Internal Revenue Code limitations. These contributions, as a percentage of pay, are equivalent to the amounts other participants receive.

Executive Perquisites/Other Personal Benefits

We provide nominal perquisites based on market practices. In 2007, the named executive officers were eligible to receive, at the Company’s expense, an annual physical exam and financial counseling/tax advice. Mr. Sawyer received payments and reimbursements for his relocation.

Change in Control Agreements

We have change in control agreements with our named executive officers to ensure continuity of our leadership in the event of a change in ownership of the Company. Under the agreements, the Company pays the executives if there is a change in control and the executive’s employment is subsequently terminated. Under our long-term incentive plan, all unvested stock options and restricted share awards would immediately vest and performance-based shares would be paid based on performance to date.

The Company does not have a formal severance plan.

The Potential Payments Upon Termination or Change in Control section, beginning on page 29, shows the change in control agreements and potential payments.

Other Compensation Policies

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally precludes public companies from taking a tax deduction for compensation over $1 million to a named executive officer unless the compensation is performance-based. Equity grants were made under the 1997 Incentive Stock Option Plan and are made under the Long-term Equity Award Plan. These plans provide for the granting of awards that qualify as performance-based compensation exempt from the tax deduction limit. Stock options and performance-based stock awards qualify as performance-based compensation. Restricted stock awards do not.

We monitor the executive pay programs with respect to the present federal tax law to maximize the deductibility of compensation paid to named executives. However, we may pay compensation in excess of the Section 162(m) limitation if we conclude that it would be in the best interests of La-Z-Boy and its shareholders.

EXECUTIVE COMPENSATION

For fiscal 2007, the Summary Compensation Table and other tables present pay for seven executive officers. This includes five officers at the end of 2007 and two former officers, who retired during 2007.

Officers as of April 28, 2007

•	Kurt L. Darrow, President and Chief Executive Officer

•	Louis M. Riccio, Jr., Senior Vice President and Chief Financial Officer

•	Rodney D. England, Senior Vice President and President Non-Branded Upholstered Product

•	Steven M. Kincaid, Senior Vice President and President Casegoods Product

•	Otis S. Sawyer, Senior Vice President Corporate Operations

Former Officers (retired from the Company in August 2006)

•	David M. Risley, Former Senior Vice President and Chief Financial Officer. Mr. Risley was replaced by Mr. Riccio effective July 1, 2006, in the role of Chief Financial Officer

•	Patrick H. Norton, Former Chairman of the Board. Mr. Norton became Chairman Emeritus upon his retirement

Summary Compensation Table

The Summary Compensation Table presents “total compensation” (see footnotes for the included pay elements) for the named executive officers.

•	Actual value realized in 2007 for previously granted long-term incentives is presented in the Option Exercises and Stock Vested table on page 25.

•	Target annual and long-term incentive opportunities for fiscal 2007 are presented in the Grants of Plan-Based Awards table on page 23.

2007 SUMMARY COMPENSATION TABLE

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name & Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Kurt L. Darrow	2007	$675,000	$179,912	$262,058	$150,000	$76,821	$1,343,791
President & Chief Executive Officer
Louis M. Riccio, Jr.	2007	$320,000	$18,323	$33,142	$35,000	$24,138	$430,603
Senior Vice President and Chief Financial Officer
Rodney D. England	2007	$360,000	$82,313	$107,702	$110,000	$36,156	$696,171
Senior Vice President and President
Non-Branded Upholstered Product
Steven M. Kincaid	2007	$360,000	$82,313	$107,702	$110,000	$44,080	$704,095
Senior Vice President and President
Casegoods Product
Otis S. Sawyer	2007	$285,000	$28,478	$44,483	$28,000	$44,655	$430,616
Senior Vice President Corporate Operations
Patrick H. Norton	2007	$200,278	$215,986	$272,168	—	$50,210	$738,642
Former Chairman of the Board
David M. Risley	2007	$130,680	$140,979	$181,738	—	$54,049	$507,446
Former Senior Vice President and Chief Financial Officer

(1)	Reflects the FAS 123R expense during fiscal 2007 for outstanding restricted share awards to which the restrictions have not lapsed. No FAS 123R expense was accrued for outstanding performance-based share awards since the minimum performance goals are unlikely to be met. We valued the restricted shares using the closing price of Company stock on the date of grant.

(2)	Reflects the FAS 123R expense during fiscal 2007 for outstanding stock option awards. For additional information regarding the assumptions we used in valuing the awards, refer to Note 12 (Stock-Based Compensation) to the Consolidated Financial Statements found in Item 8 of Part II of our 2007 Form 10-K.

(3)	Consists of cash awards for the achievement of fiscal 2007 performance results made under the Company’s annual incentive plan (MIP).

(4)	All Other Compensation includes the following:

•	Company contributions to 401(k), profit sharing and Executive Deferred Compensation Plans of the following amounts: Mr. Darrow $65,177, Mr. Riccio $23,627, Mr. England $25,086, Mr. Kincaid $33,600, Mr. Sawyer $15,000, Mr. Norton $17,188 and Mr. Risley $29,340

•	Mr. Sawyer received relocation expenses of $29,200 including $5,600 for tax gross-ups paid for the relocation reimbursements

•	Officers received Company-paid life insurance premiums and, for selected officers, financial planning services, annual physical and reimbursements for club fees.

•	After their retirement, Mr. Norton and Mr. Risley served as consultants to the Company. For these services, Mr. Norton was paid $22,736 and Mr. Risley was paid $14,490.

Grants of Plan-Based Awards

The following table provides details of all incentive plan-based awards granted to the named executive officers during fiscal 2007. Specifically, the table presents the following fiscal 2007 incentive awards:

•	Annual incentive award (MIP) potential award range. The actual awards are presented in the Summary Compensation Table (see page 22)

•	Performance-based share awards (“performance shares”). The actual awards will be determined based on fiscal 2007 to 2009 performance

•	Stock options

•	Restricted shares

2007 Grants of Plan-Based Awards

								All
								Other
								Stock	All Other		Grant
								Awards:	Option	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future			Number of	Awards:	or Base	Value of
		Under Non-Equity			Payouts Under Equity			Shares	Number of	Price of	Stock &
		Incentive Plan Awards(1)			Incentive Plan Awards(1)			of Stock	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	(2)

Kurt L. Darrow
2007 Annual Incentive (MIP)		$0	$607,500	$1,215,000
Performance Shares FY 07-09	8/16/2006				22,850	45,700	91,400				$605,982
Restricted Shares	8/16/2006							22,900			$303,654
Stock Options	8/16/2006								88,400	$13.26	$306,704
Louis M. Riccio, Jr.
2007 Annual Incentive (MIP)		$0	$160,000	$320,000
Performance Shares FY 07-09	8/16/2006				5,850	11,700	23,400				$155,142
Restricted Shares	8/16/2006							5,800			$76,908
Stock Options	8/16/2006								22,600	$13.26	$78,411
Rodney D. England
2007 Annual Incentive (MIP)		$0	$180,000	$360,000
Performance Shares FY 07-09	8/16/2006				5,850	11,700	23,400				$155,142
Restricted Shares	8/16/2006							5,800			$76,908
Stock Options	8/16/2006								22,600	$13.26	$78,411
Steven M. Kincaid
2007 Annual Incentive (MIP)		$0	$180,000	$360,000
Performance Shares FY 07-09	8/16/2006				5,850	11,700	23,400				$155,142
Restricted Shares	8/16/2006							5,800			$76,908
Stock Options	8/16/2006								22,600	$13.26	$78,411
Otis S. Sawyer
2007 Annual Incentive (MIP)		$0	$142,500	$285,000
Performance Shares FY 07-09	8/16/2006				5,850	11,700	23,400				$155,142
Restricted Shares	8/16/2006							5,800			$76,908
Stock Options	8/16/2006								22,600	$13.26	$78,411
Patrick H. Norton
No grants in FY2007
David M. Risley
No grants in FY2007

(1)	Actual awards can be up to 200% of target based on performance results.

(2)	Represents the FAS 123R grant-date fair value which would be expensed, as appropriate, over the vesting/performance period.

Outstanding Equity Awards at Fiscal Year-End

The following table presents all outstanding stock options and unvested stock awards (performance-based stock and restricted stock) held by the named executive officers at the end of the fiscal year. Market values for the unvested stock awards are presented based on the closing stock price of La-Z-Boy’s stock on April 27, 2007, of $12.01.

Outstanding Equity Awards at 2007 Fiscal Year-End

		Option Awards				Stock Awards
									Equity
									Incentive
									Plan Awards:
								Equity	Market or
								Incentive	Payout Value
							Market	Plan Awards:	of Unearned
		Number of	Number of			Number of	Value	Number of	Shares, Units
		Securities	Securities			Shares or	of Shares	Unearned	or Other
		Underlying	Underlying			Units of	or Units of	Shares, Units	Rights
		Unexercised	Unexercised	Option	Option	Stock That	Stock That	or Other Rights	That Have
	Grant	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not	That Have	Not Vested
Name	Year	Exercisable	Unexercisable(1)	Price ($)	Date	Vested (#)(2)	Vested ($)	Not Vested (#)(3)	(#)(3)

Kurt L. Darrow
Restricted Shares	—					58,200	$698,982
Performance-based Stock Awards								45,700	$548,857
Stock Options	2007	0	88,400	$13.26	8/16/2011
	2006	22,100	66,300	$13.57	8/23/2010
	2005	22,400	22,400	$16.66	8/10/2009
	2004	24,825	8,275	$22.20	9/30/2013
	2004	12,675	4,225	$20.44	8/12/2013
	2003	16,900	0	$22.60	8/14/2012
Louis M. Riccio, Jr.
Restricted Shares	—					8,400	$100,884
Performance-based Stock Awards								7,400	$88,874
Stock Options	2007	0	22,600	$13.26	8/16/2011
	2006	1,500	4,500	$13.57	8/23/2010
	2005	1,800	1,800	$16.66	8/10/2009
	2004	3,750	1,250	$20.44	8/12/2013
	2003	5,000	0	$22.60	8/14/2012
	2001	1,180	0	$24.69	5/7/2008
	2001	590	0	$16.42	4/29/2009
Rodney D. England
Restricted Shares						15,600	$187,356
Performance-based Stock Awards								11,700	$140,517
Stock Options	2007	0	22,600	$13.26	8/16/2011
	2006	5,650	16,950	$13.57	8/23/2010
	2005	7,200	7,200	$16.66	8/10/2009
	2004	12,675	4,225	$20.44	8/12/2013
	2003	16,900	0	$22.60	8/14/2012
Steven M. Kincaid
Restricted Shares						15,600	$187,356
Performance-based Stock Awards								11,700	$140,517
Stock Options	2007	0	22,600	$13.26	8/16/2011
	2006	5,650	16,950	$13.57	8/23/2010
	2005	7,200	7,200	$16.66	8/10/2009
	2004	12,675	4,225	$20.44	8/12/2013
	2003	16,900	0	$22.60	8/14/2012
Otis S. Sawyer
Restricted Shares						11,800	$141,718
Performance-based Stock Awards								9,350	$112,294
Stock Options	2007	0	22,600	$13.26	8/16/2011
	2006	3,400	10,200	$13.57	8/23/2010
	2005	4,600	4,600	$16.66	8/10/2009
	2004	3,750	1,250	$20.44	8/12/2013
	2003	2,000	0	$22.60	8/14/2012
Patrick H. Norton
Restricted Shares						0	$0
Performance-based Stock Awards								11,350	$136,314
Stock Options	2006	43,800	0	$13.57	8/31/2009
	2005	27,800	0	$16.66	8/10/2009
	2004	40,000	0	$20.44	8/31/2009
	2003	40,000	0	$22.60	8/31/2009
David M. Risley
Restricted Shares						0	$0
Performance-based Stock Awards								7,450	$89,475
Stock Options	2006	28,700	0	$13.57	8/31/2009
	2005	18,200	0	$16.66	8/10/2009
	2004	31,300	0	$20.44	8/31/2009
	2003	31,300	0	$22.60	8/31/2009

(1)	Stock options that were unvested vest as follows:

Grant Year	Vesting Schedule

2007	1/4 of the unvested options vest on each August 16 during 2007 to 2010
2006	1/3 of the unvested options vest on each August 23 during 2007 to 2009
2005	1/2 of the unvested options vest on each August 10 during 2007 to 2008
2004	Vest on August 12, 2007, except that the first 2004 grant shown for Mr. Darrow will vest on September 30, 2007

(2)	Restricted shares vest as follows:

	Restricted Shares
Name	2007 Grant(a)	2006 Grant(b)	2005 Grant(c)	Total

Kurt L. Darrow	22,900	22,900	12,400	58,200
Louis M. Riccio, Jr.	5,800	1,600	1,000	8,400
Rodney D. England	5,800	5,800	4,000	15,600
Steven M. Kincaid	5,800	5,800	4,000	15,600
Otis S. Sawyer	5,800	3,500	2,500	11,800

a)	Granted 8/16/06. Shares vest 25% on 8/16/2009, 25% 8/16/2010 and 50% 8/16/2011

b)	Granted 8/23/05. Shares vest 25% on 8/23/2008, 25% 8/23/2009 and 50% 8/23/2010

c)	Granted 8/10/04. Shares vest 25% on 8/10/2007, 25% 8/10/2008 and 50% 8/10/2009

(3)	No accounting expense is being accrued for the 2006 and 2007 performance-based share awards as the minimum performance goals are unlikely to be met. Were the Company to meet the minimum and threshold performance goals, 50% of the target awards would be earned as presented in the table above and by grant below

	Performance-Based Shares
Name	2007 Grant(a)	2006 Grant(b)	Total

Kurt L. Darrow	22,850	22,850	45,700
Louis M. Riccio, Jr.	5,850	1,550	7,400
Rodney D. England	5,850	5,850	11,700
Steven M. Kincaid	5,850	5,850	11,700
Otis S. Sawyer	5,850	3,500	9,350
Patrick H. Norton	0	11,350	11,350
David M. Risley	0	7,450	7,450

a)	Three-year performance period ends fiscal 2009 (April 2009)

b)	Three-year performance period ends fiscal 2008 (April 2008)

Option Exercises and Stock Vested

The following table provides details for each of the named executive officers regarding stock options exercised and stock awards vested during fiscal 2007.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Kurt L. Darrow	—	—	—	—
Louis M. Riccio, Jr.	—	—	—	—
Rodney D. England	—	—	—	—
Steven M. Kincaid	—	—	—	—
Otis S. Sawyer	—	—	—	—
Patrick H. Norton	—	—	19,000	$265,050
David M. Risley	—	—	12,400	$172,980

(1)	The dollar value of the vested restricted stock award reflects the total pre-tax value realized (La-Z-Boy’s stock price at vesting) by Mr. Norton and Mr. Risley.

Non-Qualified Deferred Compensation

The following table provides details for the named executive officers regarding their non-qualified deferred compensation accounts as of April 28, 2007. Company contribution amounts reflect Company contributions to the 401(k) and profit sharing plans that could not be made under the qualified plan due to IRS rules. Aggregate balances include deferred salary and MIP awards earned in prior years but voluntarily deferred by the officers. Additional discussion of our non-qualified deferred compensation program is presented below the table.

2007 Non-Qualified Deferred Compensation

	Executive
	Contributions	Registrant	Aggregate	Aggregate	Aggregate
	in Last	Contributions in	Earnings in	Withdrawals/	Balance at
Name	FY ($)(1)	Last FY ($)(2)	Last FY ($)(3)	Distributions ($)	Last FYE ($)(4)

Kurt L. Darrow	—	$37,887	$151,968	—	$1,121,214
Louis M. Riccio, Jr.	$9,405	$295	$6,651	—	$81,647
Rodney D. England	—	$24,720	$98,627	—	$1,493,167
Steven M. Kincaid	$21,973	$10,492	$148,312	—	$1,330,369
Otis S. Sawyer	—	—	$13,557	—	$245,260
Patrick H. Norton	$113,156	$20,839	$146,491	$262,875	$1,489,109
David M. Risley	—	$13,590	$156,567	$267,905	$1,764,917

(1)	Elective deferrals of base salary or FY 2006 MIP awards. Amounts included in Base Salary in the Summary Compensation Table are: Mr. Kincaid $21,973 and Mr. Norton $30,642. FY 2006 MIP awards reported in the appropriate columns of our Summary Compensation Tables for previous years are: Mr. Riccio $9,405 and Mr. Norton $82,514.

(2)	Company-contributions to the Executive Deferred Compensation Plans to cover 401(k) and profit sharing contributions that could not be made under the qualified plans. Amounts were included in All Other Compensation in the Summary Compensation Table

(3)	Earnings were not reported in Summary Compensation Table because they were not above-market or preferential.

(4)	The portions of the aggregate balance representing executive and Company contributions for fiscal years before 2007 were reported in the appropriate columns of our Summary Compensation Tables for previous years.

All of the executives’ deferrals and any company match or profit sharing amounts are added to a recordkeeping account. The account is credited with earnings or losses, depending upon actual performance of the mutual-fund-type investment alternatives the participant has chosen. These are the same investment alternatives available to non-executive participants.

Payment of a participant’s account balance is deferred until a date designated by the participant upon making the deferral election. The deferral amounts are paid either in one lump sum or in annual installments for up to 15 years. Upon the death of the participant, any remaining balance in the participant’s account will be paid to the participant’s designated beneficiary.

Potential Payments Upon Termination or Change-in-Control

This section presents the estimated potential incremental payments to the named executive officers upon a termination of employment. The discussion is organized as follows:

•	Amounts payable upon termination, regardless of manner

•	Amounts potentially payable upon disability, retirement or death

•	Officer retirements during fiscal 2007

•	Amounts potentially payable upon a change in control and termination of employment

The Company does not have a formal severance plan (not related to a change in control) for officers.

Payments Made Upon Termination (all types)

An officer is entitled upon termination to receive amounts earned during the term of employment. These amounts, which are not included in the Table below, include:

•	Accrued salary

•	Amounts contributed under the Company’s retirement and non-qualified deferred compensation plans

Upon a voluntary termination, no other benefits are payable. Additional benefits payable for other termination events are presented below.

Payments Made Upon Disability or Retirement

In the event of disability or retirement, the officer will also receive the following incremental benefits:

•	Stock options: accelerated vesting of unvested options, provided the employee remains in the employ of the Company or a subsidiary for at least one year past the grant date of the award.

•	Restricted shares: restrictions lapse, provided the employee remains in the employ of the Company or a subsidiary for at least one year past the grant date of the award.

•	Performance-based shares: provided the employee remains in the employ of the Company or a subsidiary for at least one year past the grant date of the award, awards will continue to remain outstanding until the end of the three-year performance period. If, at that time, awards are paid for the performance period, the executive will receive an award prorated based on the number of full calendar months the executive worked during the performance period. In the table, the value of outstanding awards is estimated as zero since the Company does not expect to achieve the minimum performance goals.

•	MIP awards: payment of the MIP percentage award an officer would have received based on performance results, applied to the officer’s actual earnings during the year. The MIP awards earned and paid for fiscal 2007 performance, which are reported in the Summary Compensation Table on page 22, are not included in the Table below.

Payments Made Upon Death

In the event of death, the officer’s beneficiary will also receive the following incremental benefits:

•	Stock options: accelerated vesting of unvested options.

•	Restricted shares: restrictions lapse.

•	Performance-based shares: awards will continue to remain outstanding until the end of the three-year performance period. Instead of payment at the end of the performance period, the following payment formula may be applied (subject to approval by the plan administrator):

Pay 35% of the maximum award if the officer’s last day of active employment was during the first half of the performance period; or

Pay 50% of the maximum award if the officer’s last day of active employment was during the second half of the period.

In the table, the value of outstanding awards is estimated as zero since the Company does not expect to achieve the minimum performance goals.

•	MIP awards: payment of the MIP percentage award an officer would have received based on performance results, applied to actual earnings during the year. The MIP Awards earned and paid for fiscal 2007 performance, which are reported in the Summary Compensation Table on page 22, are not included in the Table below.

Additionally, the officers will receive benefits under the Company’s disability or life insurance plans available generally to all salaried employees. These potential payments are not reflected in the Table.

Officer Retirements in Fiscal 2007

Upon their retirement as employees in August 2006, Mr. Norton’s and Mr. Risley’s outstanding incentive grants were treated in accordance with the applicable plan provisions for retired employees. The value of their outstanding long-term incentive awards, as of April 27, 2007, is shown in the Outstanding Equity Awards at 2007 Fiscal Year-End table.

Following Mr. Norton’s retirement from the Board (effective August 16, 2006), the Company designated him Chairman Emeritus to provide ongoing advice to the Board/management. For these services, he receives an annual retainer of $25,000 and $1,500 for each Board meeting he attends.

After Mr. Risley retired as Chief Financial Officer, the Company entered into an agreement with him pursuant to which the Company paid him an hourly rate, plus expenses, for work on projects Mr. Risley and the Company agreed on.

Refer to other sections of this proxy filing for further details on Mr. Norton’s and Mr. Risley’s pay as Company officers.

Change in Control

The Change in Control agreements are designed primarily to aid in ensuring continued management in the event of an actual or threatened change in control of the Company. The agreements provide that in the event the covered employee is terminated other than upon his death, disability or for cause within three years after a change in control of the Company, the person will be entitled to the following:

•	Lump sum severance payment equal to three times his annualized salary and three times the average bonus amount paid in the prior three years

•	Continuation of health benefits and insurance for three years

•	Reimbursement of certain legal fees and expenses incurred by the employee in enforcing the agreement

The agreements automatically renew for an additional one-year period unless either party gives the other 90 days prior notice of non-extension. If a change in control occurs, the agreements automatically extend for 36 months.

Under the 2004 Long-term Equity Award Plan, unvested stock options and restricted shares immediately vest upon a change in control. Performance-based shares would be paid out based on performance to date. In the table, the potential payout under outstanding awards is estimated as zero since the Company does not expect to achieve the minimum performance goals.

Table of Estimated Potential Payments

The following table presents estimated incremental payments (payable only as a result of the terminating event) that would have been payable in the event of change in control, disability, retirement or death. The amounts shown assume the termination was effective as of the last business day of fiscal 2007 and excludes Mr. Norton and Mr. Risley since they had retired earlier. The compensation they received as a result of their terminations is included in the 2007 Summary Compensation Table on page 22 and the Option Exercises and Stock Vested in 2007 table on page 25. The value of equity awards is based on La-Z-Boy’s closing price of $12.01 on April 27, 2007 (the last business day of the fiscal year). These amounts are estimates of the incremental amounts that would have been paid to the named executive officer if the termination had occurred at the end of fiscal 2007. The actual amounts paid in future years, if any, will depend upon the executive’s pay, terms of separation, and La-Z-Boy’s stock price at the time of termination.

Potential Payments Upon Termination or Change in Control

		Disability/
	Change in	Retirement/
Name and Benefit	Control	Death

Kurt L Darrow
Base Salary (3 times annual salary)	$2,025,000	$0
Annual Incentive (3 times average 3 years actual bonus)	753,540	0
Stock Options (accelerated vesting)	0	0
Restricted Shares (accelerated vesting)	698,982	698,982
Performance-Based Shares	0	0
Broad-Based Benefits (3 years of health/insurance)	23,427	0

Total Incremental Pay	$3,500,949	$698,982

Louis M. Riccio, Jr.
Base Salary (3 times annual salary)	$960,000	$0
Annual Incentive (3 times average 3 years actual bonus)	116,442	0
Stock Options (accelerated vesting)	0	0
Restricted Shares (accelerated vesting)	100,884	100,884
Performance-Based Shares	0	0
Broad-Based Benefits (3 years of health/insurance)	38,076	0

Total Incremental Pay	$1,215,402	$100,884

Rodney D. England
Base Salary (3 times annual salary)	$1,080,000	$0
Annual Incentive (3 times average 3 years actual bonus)	383,776	0
Stock Options (accelerated vesting)	0	0
Restricted Shares (accelerated vesting)	187,356	187,356
Performance-Based Shares	0	0
Broad-Based Benefits (3 years of health/insurance)	14,940	0

Total Incremental Pay	$1,666,072	$187,356

Steven M. Kincaid
Base Salary (3 times annual salary)	$1,080,000	$0
Annual Incentive (3 times average 3 years actual bonus)	234,432	0
Stock Options (accelerated vesting)	0	0
Restricted Shares (accelerated vesting)	187,356	187,356
Performance-Based Shares	0	0
Broad-Based Benefits (3 years of health/insurance)	32,280	0

Total Incremental Pay	$1,534,068	$187,356

Otis S. Sawyer
Base Salary (3 times annual salary)	$855,000	$0
Annual Incentive (3 times average 3 years actual bonus)	127,384	0
Stock Options (accelerated vesting)	0	0
Restricted Shares (accelerated vesting)	141,718	141,718
Performance-Based Shares	0	0
Broad-Based Benefits (3 years of health/insurance)	37,857	0

Total Incremental Pay	$1,161,959	$141,718

PROPOSAL NO. 2: TO RATIFY THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selects and hires our independent registered public accounting firm, and it has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2008. PricewaterhouseCoopers LLP acted as our independent registered public accounting firm for fiscal 2007, and we believe it is well qualified to act in that capacity again this year. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and to answer questions.

We are asking you to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of PricewaterhouseCoopers LLP to you for ratification as a matter of good corporate practice. If the Audit Committee’s selection is not ratified, it will reconsider the selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of La-Z-Boy and our shareholders.

Audit Fees

For professional services rendered to us for fiscal years 2007 and 2006, PricewaterhouseCoopers LLP has billed us as follows:

	Fiscal	Fiscal
	2007	2006

Audit Fees	$1,530,000	$1,565,000
Audit Related Fees	40,000	45,000
Tax Fees	50,000	209,000
All Other Fees	1,500	1,500

Total	$1,621,500	$1,820,500

Audit fees represent fees for audit work performed on our annual financial statements, our internal controls over financial reporting, management’s assessment of our internal controls over financial reporting, and reviews of the quarterly financial statements included in our quarterly reports on Forms 10-Q, as well as audit services that are normally provided in connection with our statutory and regulatory filings.

Audit-related fees relate to audits of our employee benefit plans.

Tax fees include fees for domestic and foreign tax compliance and advisory services.

All other fees represent accounting research software subscription fees.

The Audit Committee’s current policy requires pre-approval of all audit and non-audit services provided by the independent auditors before the engagement of the independent auditors to perform them. A limited amount of tax services have been pre-approved. Services, including tax services not covered by the general pre-approval, require specific pre-approval by the committee.

Our management will present the following resolution to the meeting:

RESOLVED, that the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for La-Z-Boy Incorporated for fiscal 2008 is ratified.

The Board of Directors recommends a vote FOR Proposal No. 2.

OTHER MATTERS

Next Annual Meeting

Director Nominations

If you would like to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee, you should send your recommendation to the Secretary, who will forward it to the Committee. If you would like your recommendation to be considered for director nominations at the annual meeting of shareholders to be held in calendar 2008, you should submit it no later than March 7, 2008. Your recommendation should include a description of your candidate’s qualifications for board service, your candidate’s consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting you and the candidate for more information.

If you would prefer to nominate a director candidate at the meeting yourself, our bylaws require that you notify us of your intention to do so no later than May 17, 2008. Your notice must include your nominee’s name, age, residence and business addresses, and principal occupation, the number of common shares beneficially owned by the nominee, and all other information about the nominee that would be required by SEC rules in a proxy statement soliciting proxies for election of the nominee.

Shareholder Proposals

If you would like to submit a proposal for inclusion in our proxy materials for the calendar 2008 annual meeting, you must submit it to us no later than March 7, 2008. Even if a proposal is submitted by that date, we will have the right to omit it if it does not satisfy the requirements for inclusion under SEC Rule 14a-8.

Any shareholder proposal for the calendar 2008 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of SEC Rule 14a-4(c)(1) if it is not submitted to us on or before May 21, 2008. Proxies for that meeting may confer discretionary authority to vote on any untimely proposal without express direction from the shareholders giving the proxies.

Any shareholder proposal or nomination should be sent to Office of the Secretary, La-Z-Boy Incorporated, 1284 N. Telegraph, Monroe, Michigan, addressed to the attention of the Secretary.

Costs of Proxy Solicitation

We will pay the expense of soliciting proxies pursuant to this proxy statement. That expense is expected to be limited to the cost of preparing and mailing this proxy statement and accompanying documents.

This year you may vote by mail, by telephone or on the Internet. Your vote is important. Even if you plan to attend the meeting, please vote by proxy card, telephone or computer as soon as possible.

BY ORDER OF THE BOARD OF DIRECTORS

James P. Klarr, Secretary

Monroe, Michigan
July 5, 2007

We will send you a copy of our Form 10-K Annual Report for the fiscal year ended April 28, 2007 without charge if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162. You also can obtain copies of our Form 10-K and the other reports we file with the SEC on our Web site at www.la-z-boy.com or through the SEC’s Web site at www.sec.gov.

LA-Z-BOY INCORPORATED 1284 NORTH TELEGRAPH ROAD MONROE, MI 48162-3390
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by La-Z-Boy Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to La-Z-Boy Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: LAZBY1 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
LA-Z-BOY INCORPORATED
Vote On Directors
1. ELECTION OF DIRECTORS. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the Three directors for terms expiring in 2010. number(s) of the nominee(s) on the line below. Nominees: 01) David K. Hehl 02) Rocque E. Lipford 03) Jack L. Thompson 0 0 0 One director for term expiring in 2008.
Nominee: 04) W. Alan McCollough
For Against Abstain Vote On Proposal
2. Ratification of selection of PricewaterhouseCoopers LLP as independent registered public accounting firm. 0 0 0
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
NOTE: When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Signature [PLEASE SIGN WITHIN BOX] DateSignature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS OF PROXY
LA-Z-BOY INCORPORATED
August 15, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Kurt L. Darrow and James W. Johnston, and both of them, Proxies with power of substitution to attend the Annual Meeting of Shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1284 North Telegraph Road, Monroe, Michigan, August 15, 2007 at 11:00 o’clock A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.
This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all director nominees listed in Proposal 1 and FOR Proposal 2.
(Continued and TO BE SIGNED on other side)